Exhibit 99.1

State Auto Financial reports second quarter 2015 results

•    Quarterly income of $0.06 per share

•    Quarterly GAAP combined ratio of 106.1

•    Return on equity of 12.2%

•    Book value per share of $21.35

Columbus, Ohio (July 30, 2015) – State Auto Financial Corporation (NASDAQ:STFC) today reported second quarter 2015 net income of $2.7 million, or $0.06 per diluted share, versus net income of $3.0 million, or $0.07 per diluted share, for the second quarter of 2014. Net loss from operations[1] per diluted share for the second quarter 2015 was $0.02 versus net loss from operations[1] per diluted share of $0.01 for the same 2014 period.

Operating Results

STFC’s GAAP combined ratio for the second quarter 2015 was 106.1 versus 107.3 for the second quarter of 2014. Catastrophe losses during the second quarter 2015 accounted for 11.4 points of the 72.1 total loss ratio points, or $35.5 million, versus 7.9 points of the total 71.0 loss ratio points, or $21.2 million, for the same period in 2014.

The State Auto Group’s homeowners’ quota share reinsurance arrangement (the “HO QS Arrangement”) expired on Dec. 31, 2014. During the second quarter of 2014, STFC reported adverse reserve development on terminated program business written through Risk Evaluation & Design LLC, a wholly owned subsidiary of State Automobile Mutual Insurance Company, and announced a plan to reorganize its information technology department and recorded related severance expenses. STFC’s GAAP combined ratio on a pro forma basis excluding these items for the second quarter of 2014 was 101.9[2], which included catastrophe losses of 11.8 points, or $36.8 million. Contributing to the higher reported combined ratio of 106.1 in the second quarter of 2015, were elevated personal auto and commercial auto loss ratios.

Net written premium for the second quarter of 2015 increased 15.0% over the same period in 2014. Net written premium increased 34.0%, 0.7% and 5.3% for our personal, business and specialty insurance segments, respectively, from the same period in 2014. Excluding the impact of the HO QS Arrangement, the personal insurance segment net written premium for the second quarter decreased 5.5%[3] from the same period in 2014. The decline in the personal insurance segment reflects lower levels of new business. The growth in the specialty insurance segment was driven by pricing and new business.

News Release

Contact

Tara Shull

Investor Relations and Finance Director

614.917.4478 F 614.887.1793

Tara.Shull@StateAuto.com

Kyle Anderson

AVP/Director of Corporate Communication

614.917.5497 M 614.477.5301

Kyle.Anderson@StateAuto.com

Corporate Headquarters

518 E. Broad St.

Columbus, OH 43215

614.464.5000

800.444.9950

For additional information:

StateAuto.com/STFC

facebook.com/StateAuto

twitter.com/StateAuto

twitter.com/StateAuto

– CONTINUED –

State Auto Financial reports second quarter 2015 results, July 30, 2015

For the first six months of 2015, STFC had net income of $27.4 million, or $0.66 per diluted share, compared to net income of $30.1 million, or $0.73 per diluted share, for the same 2014 period.

STFC’s GAAP combined ratio for the first six months of 2015 was 100.3 compared to 103.2 for the same 2014 period. Catastrophe losses increased the loss ratio for the first six months of 2015 by 6.4 points, or $40.0 million, compared to 5.2 points, or $27.5 million for the first six months of 2014.

STFC’s GAAP combined ratio on a pro forma basis excluding the items described above for the first six months of 2014 was 99.22, which included catastrophe losses of 7.3 points, or $45.5 million.

Net written premium year to date 2015 increased 15.3% compared to the same 2014 period. For the first six months of 2015, net written premium for the business insurance segment decreased 0.6%, while the personal and specialty insurance segments increased 29.7% and 15.0%, respectively, compared to the same period in 2014. Excluding the impact of the HO QS Arrangement, the personal insurance segment net written premium for the second quarter decreased 6.2%3 from the same period in 2014. The decline in the personal insurance segment reflects lower levels of new business. The growth in the specialty insurance segment was driven by pricing and new business.

Book Value and Return on Equity

STFC’s book value was $21.35 per share as of June 30, 2015, a decrease of $0.70 per share from STFC’s book value on March 31, 2015 due to investment valuations. Return on stockholders’ equity for the twelve months ended June 30, 2015, was 12.2% compared to 8.4% for the twelve months ended June 30, 2014.

STFC President and CEO Mike LaRocco commented on the quarter as follows:

“Net income for the quarter was $2.7 million. However, we reported a net operating loss per share of $0.02. Our second and third quarters are typically more severe due to unpredictable weather, but the second quarter of 2015 was particularly disappointing. While catastrophe experience was better than our five-year average, personal and commercial auto non-cat loss ratios deteriorated, reflecting changes in expected severity and ultimate claim counts.

“On a reported basis it appears the personal insurance segment production is growing. This growth is artificial resulting from the expiration of the homeowners’ quota share reinsurance arrangement. Excluding the impact of the arrangement, personal insurance segment net written premium decreased 5.5% compared to the second quarter of 2014. Business insurance production is flat, while our specialty insurance segment continues to grow.

“Our highest priorities are reducing expenses and reversing declines in production, which will lead to profitable growth. A significant factor in that effort is the work we’re doing to become a more nimble, responsive and ultimately more profitable company. We’ll improve product design and segmentation and strengthen our data analysis capabilities, making us a more relevant competitor. We’ll implement a technology plan that makes us easier to do business with and supports profitable growth. And our goals, compensation and culture will be aligned with where we’re going.

“This work won’t be easy, but I’m confident we’ll be successful. Every State Auto associate is engaged and focused on returning our Company to reliable, consistent profitable growth.”

– CONTINUED –

State Auto Financial reports second quarter 2015 results, July 30, 2015

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top fourth of all NASDAQ listed companies.

The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products throughout the United States, through independent insurance agencies, which include retail agencies and wholesale brokers. The State Auto Group is rated A- (Excellent) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto Ohio, State Auto Wisconsin, Milbank, Meridian Security, Patrons Mutual, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com/STFC.

1 Net income (loss) from operations, a non-GAAP financial measure which management believes is informative to Company management and investors, differs from GAAP net income (loss) only by the exclusion of realized capital gains and (losses), net of applicable taxes, on investment activity for the periods being reported. For STFC, this amounted to income of $0.08 per diluted share for the second quarter 2015 and income of $0.14 year to date 2015 versus income of $0.08 per diluted share for the second quarter 2014 and income of $0.25 year to date 2014.

2 Represents a non-GAAP financial measure as to the three and six months ended 2014 combined ratio. A reconciliation of the difference between this non-GAAP financial measure with the most directly comparable GAAP financial measure is included in Schedules 1A and 1B that is part of this release.

3 Represents a non-GAAP financial measure as to net written premium for the three and six months ended 2014. A reconciliation of the difference between this non-GAAP financial measure with most directly comparable GAAP financial measure is included in Schedule 2 that is part of this release.

STFC has scheduled a conference call with interested investors for Thursday, July 30, at 11 a.m. ET to discuss the Company’s second quarter 2015 performance. Live and archived broadcasts of the call can be accessed at http://www.StateAuto.com/STFC. A replay of the call can be heard beginning at 2 p.m., July 30, by calling 855-859-2056, conference ID 80117243. Supplemental schedules detailing the Company’s second quarter 2015 financial, sales and underwriting results are made available on http://www.StateAuto.com/STFC prior to the conference call.

* * * * * *

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.

– CONTINUED –

State Auto Financial reports second quarter 2015 results, July 30, 2015

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three months ended June 30		Six months ended June 30
($ in millions, except per share amounts)	2015	2014	2015	2014
Net premiums written	$339.3	$295.1	$646.3	$560.5

Earned premiums	311.5	268.3	626.8	530.8
Net investment income	19.8	20.5	35.2	38.1
Net realized gain on investments	5.4	5.3	9.2	16.0
Other income	0.7	0.3	1.1	0.8

Total revenue	337.4	294.4	672.3	585.7

Income before federal income taxes	3.4	3.1	36.6	30.8
Federal income tax expense	0.7	0.1	9.2	0.7

Net income	$2.7	$3.0	$27.4	$30.1

Earnings per common share:
- basic	$0.06	$0.07	$0.67	$0.74
- diluted	$0.06	$0.07	$0.66	$0.73

(Loss) earnings per share from operations (A):
- basic	$(0.02)	$(0.01)	$0.52	$0.48
- diluted	$(0.02)	$(0.01)	$0.52	$0.48

Weighted average shares outstanding:
- basic	41.0	40.8	41.0	40.8
- diluted	41.5	41.2	41.5	41.2

Return on average equity (LTM)	12.2%	8.4%

Book value per share	$21.35	$20.65

Dividends paid per share	$0.10	$0.10	$0.20	$0.20

Total shares outstanding	41.1	40.9

GAAP ratios:
Cat loss and ALAE ratio	11.4	7.9	6.4	5.2
Non-cat loss and LAE ratio	60.7	63.1	60.5	63.0

Loss and LAE ratio	72.1	71.0	66.9	68.2
Expense ratio	34.0	36.3	33.4	35.0

Combined ratio	106.1	107.3	100.3	103.2

(A) Reconciliation of non-GAAP financial measure:
Net income from operations:
Net income	$2.7	$3.0	$27.4	$30.1
Less net realized gain on investments, less applicable federal income taxes	3.5	3.5	6.0	10.4

Net (loss) income from operations	$(0.8)	$(0.5)	$21.4	$19.7

– CONTINUED –

State Auto Financial reports second quarter 2015 results, July 30, 2015

Schedule 1A

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

RECONCILIATION OF ADJUSTMENTS

(unaudited)

The following table sets forth reconciliations of the expired HO QS Arrangement cession, reserve strengthening for terminated RED programs and severance expenses recognized as a result of the reorganization of the IT department on the Company's overall results and key performance indicators on a pro forma GAAP basis as if they had not been in effect for the three months ended June 30, 2014:

	Three months ended June 30, 2014
($ in millions)	As Reported	Adjustments		Pro Forma without Adjustments
Earned Premiums	$268.3	$44.1	(1)	$312.4
Losses and LAE Incurred:
Cat loss and ALAE	21.2	15.6	(1)	$36.8
Non-cat loss and LAE	169.2	18.3	(1)	176.1
		(11.4	)(2)

Loss and LAE	190.4	22.5		212.9
Acquisition and operating expenses	97.3	12.8	(1)	105.7
		(4.4	)(3)

Net underwriting (loss) gain	$(19.4)	$13.2		$(6.2)

Cat loss and ALAE ratio	7.9%	N/M	*	11.8%
Non-cat loss and LAE ratio	63.1%	N/M	*	56.3%

Loss and LAE ratio	71.0%	N/M	*	68.1%
Expense ratio	36.3%	N/M	*	33.8%

Combined ratio	107.3%	N/M	*	101.9%

Footnotes:

(1)	HO QS cession
(2)	RED reserve strengthening
(3)	Severance expenses

* N/M = Not Meaningful

– CONTINUED –

State Auto Financial reports second quarter 2015 results, July 30, 2015

Schedule 1B

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

RECONCILIATION OF ADJUSTMENTS

(unaudited)

The following table sets forth reconciliations of the expired HO QS Arrangement cession, reserve strengthening for terminated RED programs and severance expenses recognized as a result of the reorganization of the IT department on the Company's overall results and key performance indicators on a pro forma GAAP basis as if they had not been in effect for the six months ended June 30, 2014:

	Six months ended June 30, 2014
($ in millions)	As Reported	Adjustments		Pro Forma without Adjustments
Earned Premiums	$530.8	$88.3	(1)	$619.1
Losses and LAE Incurred:
Cat loss and ALAE	27.5	18.0	(1)	$45.5
Non-cat loss and LAE	334.7	38.8	(1)	361.9
		(11.6	)(2)

Loss and LAE	362.2	45.2		407.4
Acquisition and operating expenses	185.8	25.6	(1)	207.0
		(4.4	)(3)

Net underwriting (loss) gain	$(17.2)	$21.9		$4.7

Cat loss and ALAE ratio	5.2%	N/M	*	7.3%
Non-cat loss and LAE ratio	63.0%	N/M	*	58.5%

Loss and LAE ratio	68.2%	N/M	*	65.8%
Expense ratio	35.0%	N/M	*	33.4%

Combined ratio	103.2%	N/M	*	99.2%

Footnotes:

(1)	HO QS cession
(2)	RED reserve strengthening
(3)	Severance expenses

* N/M = Not Meaningful

– CONTINUED –

State Auto Financial reports second quarter 2015 results, July 30, 2015

Schedule 2

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

NET WRITTEN PREMIUM COMPARISON ($ millions)

(unaudited)

Personal segment	Quarter to Date				Year to Date
	6/30/2015	6/30/2014	$ Change	% Change	6/30/2015	6/30/2014	$ Change	% Change
As reported:
Personal auto	$86.3	$92.0	$(5.7)	(6.2)%	$168.7	$181.5	$(12.8)	(7.1)%
Homeowners	60.8	16.3	44.5	273.0%	107.3	28.8	78.5	272.6%
Other personal	8.8	8.0	0.8	10.0%	17.0	15.6	1.4	9.0%

	155.9	116.3	39.6	34.0%	293.0	225.9	67.1	29.7%
Homeowners:
Homeowners cession	—	48.6	(48.6)	(100.0)%	—	86.5	(86.5)	(100.0)%

	—	48.6	(48.6)	(100.0)%	—	86.5	(86.5)	(100.0)%
Total excluding HO QS arrangement:
Personal auto	86.3	92.0	(5.7)	(6.2)%	168.7	181.5	(12.8)	(7.1)%
Homeowners	60.8	64.9	(4.1)	(6.3)%	107.3	115.3	(8.0)	(6.9)%
Other personal	8.8	8.0	0.8	10.0%	17.0	15.6	1.4	9.0%

Grand total	$155.9	$164.9	$(9.0)	(5.5)%	$293.0	$312.4	$(19.4)	(6.2)%

– CONTINUED –